Exhibit 23(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 23, 2006, relating to the financial statements and financial highlights which appears in the November 30, 2005 Annual Report to Shareholders of Dimensional Emerging Markets Value Fund Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Service Providers”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

March 30, 2006